Exhibit 99.1

 Sigma Additive Solutions Reports Third Quarter 2023 Financial Results

SANTA FE, NM – November 13, 2023 – Sigma Additive Solutions, Inc. (NASDAQ:SASI) (“Sigma”, “we,” “our,” or the “Company”), a provider of quality assurance software to the commercial 3D printing industry, has reported its financial and operating results for the quarter ended September 30, 2023.

Third Quarter 2023 Results Conference Call

Due to the signing of a definitive agreement (the “Agreement”) for the acquisition of NextTrip Holdings, Inc., a travel technology company based in Sunrise, Florida (“NextTrip”), and the signing of a definitive asset purchase agreement (the “APA”) to sell its in-process quality assurance technology suite of assets to Divergent Technologies, Inc. (Divergent), Sigma is not hosting its regular quarterly conference call. Both agreements are progressing as planned towards closure, expected in the fourth quarter. Future material developments related to these definitive agreements will be publicly communicated to shareholders as appropriate.

NextTrip Transaction Highlights

●	Signed a definitive agreement to acquire 100% of the capital stock of NextTrip Holdings in exchange for shares of Sigma common stock constituting 19.99% of its outstanding common stock plus additional contingent shares of Sigma common stock upon the achievement of post-closing milestone earnouts tied to the business performance of NextTrip.
●	The acquisition is expected to be completed in the fourth quarter of 2023, subject to regulatory and shareholder approvals and other customary closing conditions.
●	In connection with the transactions, Sigma is expected to change its name to NextTrip, Inc. and to be listed on Nasdaq under a new trading symbol reflecting the NextTrip name.
●	Signed a definitive agreement to sell its in-process quality assurance technology suite of assets to Divergent Technologies, Inc., inventor of the Divergent Adaptive Production System and parent company of the performance automotive company CZV, Inc. (Czinger Vehicles) assets. The closing is expected to occur subsequent to the closing of the acquisition of NextTrip.
●	Following the closing of the two transactions (NextTrip and Divergent), the public Company will be a pure play travel technology and booking business that specializes in using proprietary technology, analytics, and strategic partnerships to provide specialized travel solutions in leisure, wellness, and business travel.

Management Commentary

Jacob Brunsberg, President and Chief Executive Officer of Sigma, stated, “During the third quarter we announced our intention to acquire NextTrip Holdings, a travel technology company, as a way to increase shareholder value by providing a significant opportunity to participate in a leading travel brand with an array of product offerings and concierge services. In October we signed a definitive agreement for the acquisition, and we expect the transactions to be completed in the fourth quarter of 2023, subject to regulatory and shareholder approvals and other customary closing conditions.

“NextTrip is an innovative travel technology company that specializes in using proprietary technology, analytics, and strategic partnerships to provide specialized travel solutions in leisure, wellness, and business travel. We believe NextTrip’s leadership team is addressing a clear underserved demand for a differentiated and tailor-made approach in the online travel space. This transaction will allow NextTrip the ability to execute its growth plans and expand its reach into new markets for the benefit of Sigma equity holders, while tying the issuance of additional equity to clear business objectives for NextTrip.

“In addition, we signed a definitive agreement to sell our in-process quality assurance technology suite of assets to Divergent Technologies, a fitting home for our technology. Divergent will build on our foundational work in connection with its DAPS platform, deploying DAPS structures across the automotive, aerospace, and defense industries. The closing is expected to occur subsequent to the closing of our acquisition of NextTrip.

“We are incredibly proud of the opportunity to amplify the growth plans of two impressive companies with these transactions, implying a solid valuation for Sigma and good positioning in public markets for NextTrip, and adding value from the sale of Sigma’s current assets to Divergent. We look forward to additional updates in the months to come as we work to finalize the acquisition and asset sale,” concluded Brunsberg.

Third Quarter 2023 Financial Results

Revenue for the third quarter of 2023 totaled $141,988 compared to revenues of $188,245 for the third quarter of 2023. The decrease was primarily due to decreased PrintRite3D sales and decreased annual maintenance contract revenue.

Gross loss for the third quarter of 2023 was $(34,128) as compared to a gross profit of $108,532 in the third quarter of 2022. Gross margin for the third quarter of 2023 was (24%) compared to gross margin of 58% for the prior year quarter. The decrease was primarily attributable to a higher cost of revenue due to the cost of a new PrintRite3D unit that was sold at a discounted price in the third quarter of 2023.

Total operating expenses for the third quarter of 2023 were $0.9 million, compared to $2.4 million in 2022, a decrease of 64%. The decrease was primarily attributable to a decrease in salaries and benefits, stock-based compensation, operations and R&D, organization costs, office expenses, and business travel attributable to our reduced workforce.

Net loss for the third quarter of 2023 was $0.9 million, or ($1.57) per share, as compared to a net loss of $2.3 million, or ($4.39) per share in the third quarter of 2022.

Cash totaled $0.6 million at September 30, 2023, as compared to $2.8 million at December 31, 2022. Cash used in operating activities for the nine months ended September 30, 2023 totaled $2.6 million as compared to $6.4 million in the nine months ended September 30, 2022. Average monthly cash usage in the third quarter of 2023 was approximately $59,000, down from an average of $373,000 for the second quarter of 2023 and $452,000 for the first quarter of 2023.

About Sigma Additive Solutions

Sigma Additive Solutions, Inc. is a provider of in-process quality assurance (IPQA™) solutions to the additive manufacturing industry. Sigma specializes in the development and commercialization of real-time monitoring and analytics known as PrintRite3D® for 3D metal and polymer advanced manufacturing technologies. PrintRite3D detects and classifies defects and anomalies real-time during the manufacturing process, enabling significant cost-savings and production efficiencies by reducing waste, increasing yield, and shortening cycle times. Sigma believes its software solutions may be a major catalyst for the acceleration and adoption of industrial 3D printing.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors, including the certainty and timing of closing the proposed transactions. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things, Sigma’s ability to successfully consummate the acquisition with NextTrip, the risk that the securities of the combined company will not be approved for listing on Nasdaq or if approved, maintain the listing ,the prospective purchase of its intellectual property assets, obtaining shareholder approval of the NextTrip transaction, and other conditions to completion of the acquisition, and completing the acquisition and any related transactions, and, failing that, to satisfy its capital needs through increasing its revenue and obtaining additional financing or implement an possible alternative strategic transaction. Sigma disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact Sigma’s forward-looking statements, please see disclosures contained in Sigma’s public filings with the SEC, including the “Risk Factors” in Sigma’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and which may be viewed at www.sec.gov.

Sigma Additive Solutions Contact

Chris Tyson

Executive Vice President

MZ Group - MZ North America

949-491-8235

SASI@mzgroup.us

www.mzgroup.us

Sigma Additive Solutions, Inc.

Condensed Balance Sheets

	September 30, 2023	December 31, 2022
	(Unaudited)

ASSETS
Current Assets:
Cash	$556,087	$2,845,931
Accounts Receivable, net	59,000	371,620
Inventory	775,066	950,943
Prepaid Assets	37,833	105,226
Total Current Assets	1,427,986	4,273,720

Other Assets:
Property and Equipment, net	161,971	304,903
Intangible Assets, net	1,247,697	1,125,285
Total Other Assets	1,409,668	1,430,188

TOTAL ASSETS	$2,837,654	$5,703,908

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts Payable	$607,212	$277,492
Deferred Revenue	111,082	120,073
Accrued Expenses	145,306	231,633
Total Current Liabilities	863,600	629,198

TOTAL LIABILITIES	863,600	629,198

Commitments & Contingencies	-	-

Stockholders’ Equity
Preferred Stock, $0.001 par value; 10,000,000 shares authorized; 316 and 465 shares issued and outstanding, respectively	1	1
Common Stock, $ 0.001 par value; 1,200,000 shares authorized; 651,536 and 524,940 shares issued and outstanding, respectively	652	525
Additional Paid-In Capital	55,380,026	54,416,668
Accumulated Deficit	(53,406,625)	(49,342,484)
Total Stockholders’ Equity	1,974,054	5,074,710

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,837,654	$5,703,908

Sigma Additive Solutions, Inc.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

REVENUES	$141,988	$188,245	$369,188	$476,749

COST OF REVENUE	176,116	79,713	276,270	312,879

GROSS PROFIT	(34,128)	108,532	92,918	163,870

OPERATING EXPENSES:
Salaries & Benefits	288,894	1,227,805	1,774,658	3,704,633
Stock-Based Compensation	84,078	275,418	447,417	613,833
Operations and R&D Costs	245	152,245	232,216	442,548
Investor, Public Relations and Marketing	15,797	46,832	128,565	293,458
Organization Costs	47,580	140,522	137,017	260,088
Legal & Professional Service Fees	251,265	252,886	587,541	608,830
Office Expenses	61,077	183,608	309,765	692,640
Depreciation & Amortization	24,554	26,857	74,151	88,302
Other Operating Expenses	92,709	86,783	387,582	263,747
Total Operating Expenses	866,199	2,392,956	4,078,912	6,968,079

LOSS FROM OPERATIONS	(900,327)	(2,284,424)	(3,985,994)	(6,804,209)

OTHER INCOME (EXPENSE)
Interest Income	-	278	17	3,025
State Incentives	-	-	-	76,628
Exchange Rate Gain (Loss)	(4)	(6,184)	(3,356)	(16,950)
Interest Expense	(3,235)	(1,978)	(9,706)	(5,367)
Other Income	31,905	-	67,584	-
Total Other Income (Expense)	28,666	(7,884)	54,539	57,336

LOSS BEFORE PROVISION FOR INCOME TAXES	(871,661)	(2,292,308)	(3,931,455)	(6,746,873)

Provision for income Taxes	-	-	-	-

Net Loss	$(871,661)	$(2,292,308)	$(3,931,455)	$(6,746,873)

Preferred Dividends	(10,687)	(14,220)	(33,122)	(42,660)

Net Loss Applicable to Common Stockholders	$(882,348)	$(2,306,528)	$(3,964,577)	$(6,789,533)

Net Loss per Common Share – Basic and Diluted	$(1.57)	$(4.39)	$(7.28)	$(12.93)

Weighted Average Number of Shares Outstanding – Basic and Diluted	560,310	524,940	544,587	524,940

Sigma Additive Solutions, Inc.

Condensed Statements of Cash Flows

(Unaudited)

	Nine Months Ended
	September 30, 2023	September 30, 2022
OPERATING ACTIVITIES
Net Loss	$(3,931,455)	$(6,746,873)
Adjustments to reconcile Net Loss to Net Cash used in operating activities:
Noncash Expenses:
Depreciation and Amortization	74,151	88,302
Stock Based Compensation - Employees	447,417	613,833
Stock Based Compensation - Third Party Services	(489)	24,463
Stock Based Compensation - Directors	19,316	70,594
Gain on Sale of Property and Equipment	(28,632)	-
Change in assets and liabilities:
Accounts Receivable	312,620	44,422
Inventory	175,877	(257,352)
Prepaid Assets	67,393	(63,446)
Accounts Payable	372,236	197,105
Deferred Revenue	(8,991)	(19,166)
Accrued Expenses	(86,327)	(338,297)
NET CASH USED IN OPERATING ACTIVITIES	(2,586,884)	(6,386,415)

INVESTING ACTIVITIES
Purchase of Property and Equipment	-	(83,848)
Proceeds from Sale of Property and Equipment	78,000	-
Purchase of Intangible Assets	(145,515)	(176,104)
NET CASH USED IN INVESTING ACTIVITIES	(67,515)	(259,952)

FINANCING ACTIVITIES
Gross Proceeds from Public Issuance of Comon Stock	453,635	-
Offering Costs	(89,080)	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	364,555	-

NET CHANGE IN CASH FOR PERIOD	(2,289,844)	(6,646,367)

CASH AT BEGINNING OF PERIOD	2,845,931	11,447,047

CASH AT END OF PERIOD	$556,087	$4,800,680

Supplemental Disclosures:
Noncash investing and financing activities disclosure:
Preferred Stock Dividends	$33,122	$42,660
Conversion of Preferred Shares to Common Shares	$188,830	$-
Other noncash operating activities disclosure:
Issuance of Securities for Services	$18,827	$95,057
Disclosure of cash paid for:
Interest	$9,706	$5,367
Income Taxes	$-	$-